Exhibit 10.1

EXECUTION VERSION

INCREMENTAL TERM LOAN AMENDMENT NO. 1

INCREMENTAL TERM LOAN AMENDMENT NO. 1, dated as of May 24, 2016 (this “Amendment”), among Energizer Holdings, Inc., a Missouri corporation (the “Borrower”), the other Loan Parties party hereto, Citibank, N.A. and JPMorgan Chase Bank, N.A. (“JPMCB”), as Increasing Lenders (in such capacity, the “2016 New Term Lenders”), Citigroup Global Markets Inc. (“CGMI”) and JPMCB (together with CGMI, the “Lead Arrangers”, as joint lead arrangers and joint bookrunner with respect to the 2016 New Term Loans (as hereinafter defined), and JPMorgan Chase Bank, N.A., as Administrative Agent.

WHEREAS, reference is hereby made to the Credit Agreement, dated as of June 30, 2015 (as amended, restated, amended and restated, supplemented, extended, refinanced or otherwise modified prior to giving effect to this Amendment, the “Credit Agreement”), among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent;

WHEREAS, the Borrower intends to acquire by means of a merger (the “Acquisition”) HandStands Holding Corporation, a Delaware corporation (the “Target”) pursuant to an agreement and plan of merger (the “Acquisition Agreement”) to be entered into on or prior to the date hereof among the Borrower, Energizer Reliance, Inc., Trivest Partners V, L.P., a Delaware limited partnership, and the Target;

WHEREAS, the Borrower, the Administrative Agent and the 2016 New Term Lenders desire to amend the Credit Agreement pursuant to amendments authorized by Section 2.05(b) of the Credit Agreement to (i) permit the borrowing of the 2016 New Term Loans pursuant to this Amendment and to designate such 2016 New Term Loans as a new tranche of “Term Loans” for all purposes under the Credit Agreement and (ii) make the other modifications set forth herein;

WHEREAS, the Borrower desires to obtain 2016 New Term Loans in an aggregate principal amount of $200,000,000;

WHEREAS, the proceeds of such 2016 New Term Loans shall be used to pay a portion of the cash consideration for the Acquisition and to pay the transaction costs with respect to the foregoing (collectively, the “Transactions”);

WHEREAS, except as provided herein the 2016 New Term Loans shall have the same terms and conditions as those applicable to the Term Loans borrowed on the Funding Date (the “Existing Term Loans”);

WHEREAS, the 2016 New Term Lenders have agreed to provide such 2016 New Term Loans in accordance with the terms and conditions set forth in this Amendment and in the Amended Credit Agreement (as hereinafter defined); and

WHEREAS, the Lead Arrangers have agreed to act as the joint lead arrangers and joint bookrunners in respect of this Amendment and the 2016 New Term Loans;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. Defined Terms; References. (a) Unless otherwise specifically defined herein, each term used herein which is defined in the Amended Credit Agreement has the meaning assigned to such term in the Amended Credit Agreement. The rules of construction and other interpretive provisions specified in Section 1.02 of the Amended Credit Agreement shall apply to this Amendment, including terms defined in the preamble and recitals hereto.

(b) As used in this Amendment, the following terms have the meanings specified below:

“2016 New Term Loan” has the meaning provided in Section 2.

“2016 New Term Loan Commitment” means, in the case of each 2016 New Term Lender, the amount set forth opposite such Lender’s name on Schedule 1 to this Amendment as such Lender’s “2016 New Term Loan Commitment”. The aggregate principal amount of all 2016 New Term Loan Commitments as of the 2016 New Term Loan Amendment Effective Date is $200,000,000.

“2016 New Term Loan Amendment Effective Date” has the meaning provided in Section 8 hereof.

“2016 New Term Loan Amendment Funding Date” has the meaning provided in Section 9 hereof.

“Amended Credit Agreement” means the Credit Agreement, as amended by this Amendment.

Section 2. 2016 New Term Loans. On the 2016 New Term Loan Amendment Funding Date, subject to the terms and conditions set forth herein and in the Amended Credit Agreement, the 2016 New Term Lenders jointly but not severally agree to make a loan (the “2016 New Term Loan”) to the Borrower in accordance with this Section 2 and the applicable provisions of the Amended Credit Agreement by delivering to the Administrative Agent immediately available funds in an amount equal to its 2016 New Term Loan Commitment in effect on such date.

Section 3. Amendment; Expiration of Commitments (a) Each of the parties hereto agrees that, effective on the 2016 New Term Loan Amendment Effective Date, the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.

(b) The 2016 New Term Loan Commitments provided for hereunder shall terminate on the earliest to occur of (x) immediately upon the borrowing of the 2016 New Term Loans pursuant to Section 2, or (y) the closing of the Acquisition without the use of the 2016 New Term Loans and (z) July 12, 2016.

Section 4. Effect of Amendment; Reaffirmation; Etc. Except as expressly set forth herein or in the Amended Credit Agreement, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent under the Credit Agreement or under any other Loan Document and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Without limiting the foregoing, (i) each Loan Party acknowledges and agrees that (A) each Loan Document to which it is a party is hereby confirmed and ratified and shall remain in full force and effect according to its respective terms (in the case of the Credit Agreement, as amended hereby) and (B) the Collateral Documents do, and all of the Collateral does, and in each case shall continue to, secure the payment of all Secured Obligations (as defined in the Collateral Agreement) on the terms and conditions set forth in the Collateral Documents, and hereby ratifies the security interests granted by it pursuant to the Collateral Documents and (ii) each Guarantor hereby confirms and ratifies its continuing unconditional obligations as Guarantor under the Collateral Agreement with respect to all of the Secured Obligations. On and as of the 2016 New Term Loan Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference, and each reference in any other Loan Document to “the Credit Agreement”, “thereof”, “thereunder”, “therein” or “thereby” or any other similar reference to the Credit Agreement shall refer to the Credit Agreement as amended hereby.

Section 5. Representations of Loan Parties. Each of the Loan Parties hereby represents and warrants as of the date hereof:

(a) there shall exist no Default or Unmatured Default; and

(b) all of the representations in the Amended Credit Agreement are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

Section 6. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 7. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Amendment by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Amendment.

Section 8. Commitment. The 2016 New Term Loan Commitments of the 2016 New Term Lenders shall become effective on the date (the “2016 New Term Loan Amendment Effective Date”) when this Amendment is executed and delivered by a duly authorized officer of each of (i) the Loan Parties, (ii) each of the 2016 New Term Lenders and (iii) the Administrative Agent.

Section 9. Funding Date. Each 2016 New Term Lender shall disburse the 2016 New Term Loan to be made by it pursuant to Section 2 of this Amendment on the date (the “2016 New Term Loan Amendment Funding Date”) when each of the following conditions shall have been satisfied:

(a) the Lead Arrangers shall have received all fees and other amounts due and payable on or prior to such date including: (i) fees, disbursements and charges of counsel to the Lead Arrangers under Section 10.07 of the Amended Credit Agreement, including to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder and (ii) all fees due and payable to Lead Arrangers on such date in connection with the 2016 New Term Loans and the agreements of the 2016 New Term Lenders and the Lead Arrangers hereunder;

(b) on and as of the 2016 New Term Loan Amendment Funding Date, (i) the Specified Representations shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) and (ii) there shall exist no Default or Unmatured Default;

(c) (i) the representations made by or with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the 2016 New Term Lenders (in their capacities as such) (but only to the extent that the Borrower has the right to terminate the Borrower’s obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement) (such representations, the “Acquisition Agreement Representations”) shall be true and correct and (ii) there shall not have occurred from the date of the Acquisition Agreement any event or development that has had or is reasonably expect to have a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof);

(d) the Administrative Agent shall have received:

(i) a certificate, in form and substance satisfactory to the Administrative Agent signed by an Authorized Officer of the Borrower, certifying that (A) the Acquisition constitutes a Limited Condition Acquisition and (B) the conditions set forth in clauses (b) and (c) of this Section 9 have been satisfied on and as of the 2016 New Term Loan Amendment Funding Date;

(ii) a duly executed Borrowing/Election Notice signed by an Authorized Officer of the Borrower;

(iii) the written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent and the 2016 New Term Lenders, in substantially a form and containing assumptions and qualifications acceptable to the Administrative Agent and its counsel;

(iv) copies of the Certificate of Incorporation of each Loan Party, together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation;

(v) copies, certified by the Secretary or Assistant Secretary of each of the Loan Parties, of its By-Laws and of its Board of Directors’ (or similar body) resolutions authorizing the execution of the Loan Documents entered into by it;

(vi) an incumbency certificate, executed by the Secretary or Assistant Secretary of each of the Loan Parties, which shall identify by name and title and bear the original or facsimile signature of the officers of the Loan Parties authorized to sign this Amendment and the officers of the Borrower authorized to make borrowings hereunder, upon which certificate the 2016 New Term Lenders shall be entitled to rely until informed of any change in writing by the Borrower; and

(vii) a certificate in form and substance reasonably satisfactory to the Administrative Agent, signed by an Authorized Officer of the Borrower, attesting that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Acquisition, are Solvent;

(e) the Administrative Agent shall have received all documentation and other information with respect to the Target reasonably requested by the 2016 New Term Lenders that is required for compliance with the Patriot Act or other “know your customer” and anti-money laundering rules and regulations (which requested information shall have been received at least five (5) Business Days prior to the 2016 New Term Loan Amendment Funding Date to the extent requested by the Lenders at least ten (10) Business Days prior to the 2016 New Term Loan Amendment Funding Date).;

(f) the Acquisition shall be consummated simultaneously with the borrowing of the 2016 New Term Loans in accordance with applicable law and on the terms in the Acquisition Agreement (without any amendment, modification or waiver thereof or any consent thereunder which is materially adverse to the interest of the 2016 New Term Lenders without the prior written consent of the Lead Arrangers (it being understood that any change in the purchase consideration of less than five percent (5%) in respect of the Acquisition will be deemed not to be materially adverse to the interests of the 2016 New Term Lender));

(g) on the 2016 New Term Loan Amendment Funding Date, after giving effect to the consummation of the Acquisition and the funding of the 2016 New Term Loan, neither the Borrower nor any of its Subsidiaries shall have any indebtedness for borrowed money other than the Indebtedness that is permitted to remain outstanding under the Amended Credit Agreement, and the Administrative Agent shall have received reasonably satisfactory evidence of repayment of the indebtedness outstanding under (i) the Combination Loan and Security Agreement, dated as of May 9, 2014, among American Covers, Inc. and Wells Fargo Equipment Finance, Inc., and (ii) the Amend and Restated Credit Agreement (First Lien), dated as of September 1, 2015, among American Covers, Inc., Madison Capital Funding LLC, as Agent, and the other lenders parties thereto, and (iii) the Amend and Restated Credit Agreement (Second Lien), dated as of September 1, 2015, among American Covers, Inc., LBC Credit Partners III, L.P., as Agent, and the other lenders parties thereto, and the discharge (or the making of arrangements for discharge) of all liens securing any assets or property of the Borrower and its Subsidiaries other than Liens permitted to remain outstanding under the Amended Credit Agreement; and

(h) the conditions set forth in Section 5.02 of the Credit Agreement shall be satisfied on and as of the 2016 New Term Loan Amendment Funding Date, both immediately prior to and immediately after giving effect to the transactions contemplated by this Amendment (subject to the proviso of Section 2.05(b)(i)(1) of the Credit Agreement).

Section 10. Post-Closing Mortgage Modification. The Administrative Agent shall have received within thirty (30) days after the 2016 New Term Loan Amendment Funding Date (or such later time as may be agreed to by the Administrative Agent), with respect to each Mortgaged Property, (i) counterparts of a modification to the Mortgage reflecting the 2016 New Term Loan, duly executed and delivered by the record owner of such Mortgaged Property and (ii) a “bring-down” modification endorsement to the existing title insurance policy delivered in connection with the Existing Term Loans.

Section 11. Miscellaneous. For the avoidance of doubt, (i) this Amendment constitutes a Loan Document and (ii) in entering this Amendment, (x) each 2016 New Term Lender is acting as a Lender and (y) each Lead Arranger acts as an Arranger, in each case, for the purposes of the Credit Agreement and the other Loan Documents. Section 10.07 of the Credit Agreement is hereby incorporated by reference and shall apply mutatis mutandis as if each 2016 New Term Lender and each Lead Arranger were the Administrative Agent and this Amendment were the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

ENERGIZER HOLDINGS, INC.

By:	/s/ Brian Hamm
Name:	Brian Hamm
Title:	Executive Vice President and
Chief Financial Officer

ENERGIZER INVESTMENT COMPANY

By:	/s/ Brian Hamm
Name:	Brian Hamm
Title:	Executive Vice President and
Chief Financial Officer

ENERGIZER BRANDS, LLC

By:	/s/ Brian Hamm
Name:	Brian Hamm
Title:	Executive Vice President and
Chief Financial Officer

ENERGIZER, LLC

By:	/s/ Brian Hamm
Name:	Brian Hamm
Title:	Executive Vice President and
Chief Financial Officer

ENERGIZER MANUFACTURING, INC.

By:	/s/ Brian Hamm
Name:	Brian Hamm
Title:	Executive Vice President and
Chief Financial Officer

ENERGIZER INTERNATIONAL, INC.

By:	/s/ Brian Hamm
Name:	Brian Hamm
Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Incremental Term Loan Amendment No. 1]

JPMORGAN CHASE BANK, N.A., as Joint Lead Arranger and Joint Bookrunner with respect to the 2016 New Term Loans and as 2016 New Term Lender

By	/s/ Brendan Korb
Name:	Brendan Korb
Title:	Vice President

[Signature Page to Incremental Term Loan Amendment No. 1]

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Joint Bookrunner with respect to the 2016 New Term Loans

By	/s/ Justin Tichauer
Name:	Justin Tichauer
Title:	Director

CITIBANK, N.A., as 2016 New Term Lender

By	/s/ Justin Tichauer
Name:	Justin Tichauer
Title:	Director

[Signature Page to Incremental Term Loan Amendment No. 1]

Schedule 1

2016 New Term Loan Commitments

Lender	2016 New Term Loan Commitment
Citibank, N.A.	$100,000,000

JPMorgan Chase Bank, N.A.	$100,000,000
Aggregate 2016 New Term Loan Commitments:	$200,000,000

Exhibit A

[Amendments to Credit Agreement attached]

EXHIBIT A

CONFORMED COPY

REFLECTING INCREMENTAL

AMENDMENT NO. 1 DATED

AS OF MAY 24, 2016

J.P.Morgan

CREDIT AGREEMENT

Dated as of June 30, 2015

among

ENERGIZER SPINCO, INC.

(expected to be renamed Energizer Holdings, Inc. on June 30, 2015),

as Borrower

THE INSTITUTIONS FROM TIME TO TIME

PARTIES HERETO AS LENDERS

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

BANK OF AMERICA, N.A.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

CITIBANK, N.A.

as Co-Syndication Agents

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

CITIGROUP GLOBAL MARKETS INC.

as Joint Lead Arrangers and Joint Bookrunners

*With respect to the New 2016 Term Loan Commitments and the 2016 New Term Loans, Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A. act as joint lead arrangers and bookrunners.

CREDIT AGREEMENT

This Credit Agreement dated as of June 30, 2015 is entered into among ENERGIZER SPINCO, INC. (expected to be renamed Energizer Holdings, Inc. on June 30, 2015), a Missouri corporation, the institutions from time to time parties hereto as Lenders and JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent.

WHEREAS, the Borrower has requested that the Lenders provide (i) Revolving Loan Commitments hereunder in an initial aggregate principal amount of $250,000,000 and (ii) Term Loan Commitments hereunder in an initial aggregate principal amount of $400,000,000; and

WHEREAS, the Borrower, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to set forth the terms and conditions under which the Lenders will, from time to time, provide the Commitments and make loans and extend other financial accommodations thereunder to or for the benefit of the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Defined Terms. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

As used in this Agreement:

“2016 Acquisition” has the meaning assigned to the term “Acquisition” in the 2016 New Term Loan Amendment.

“2016 Acquisition Target” has the meaning assigned to the term “Target” in the 2016 New Term Loan Amendment.

“2016 New Term Lender” means each Lender with a 2016 New Term Loan Commitment or 2016 New Term Loan outstanding.

“2016 New Term Loan Amendment” means that certain Incremental Term Loan Amendment No. 1, dated as of May 24, 2016, among the Borrower, the Loan Parties party thereto, the 2016 New Term Lenders, Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A., as joint lead arrangers and joint bookrunners, and the Administrative Agent.

“2016 New Term Loan Amendment Funding Date” means the date on which the 2016 New Term Loans were funded.

“2016 New Term Loan Amendment Effective Date” means the date on which the 2016 New Term Loan Amendment and the 2016 New Term Loan Commitments became effective pursuant to the terms and conditions of the 2016 New Term Loan Amendment.

“2016 New Term Loan Commitment” means, in the case of the 2016 New Term Lenders, the amount set forth opposite such Lender’s name on Schedule 1 to the 2016 New Term Loan Amendment as such Lender’s “2016 New Term Loan Commitment”. The aggregate principal amount of all 2016 New Term Loan Commitments as of the 2016 New Term Loan Amendment Effective Date is $200,000,000.

“2016 New Term Loans” means the Term Loans made on the 2016 New Term Loan Amendment Funding Date pursuant to the 2016 New Term Loan Amendment.

“Accounting Change” is defined in Section 10.09 hereof.

“Administrative Agent” means JPMorgan in its capacity as contractual representative for itself and the Lenders pursuant to Article 11 hereof and any successor Administrative Agent appointed pursuant to Article 11 hereof.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Class and Type and, in the case of Eurodollar Rate Loans, for the same Interest Period.

“Affected Lender” is defined in Section 2.19 hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of greater than ten percent (10.0%) of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Revolving Lenders, as may be reduced or increased from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment is Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00).

“Aggregate Term Loan Commitment” means the aggregate of the Term Loan Commitments of all the Term Lenders, as may be reduced or increased from time to time pursuant to the terms hereof. The initial Aggregate Term Loan Commitment is Four Hundred Million and 00/100 Dollars ($400,000,000.00).

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“Agreement” means this Credit Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time.

“All-in Yield” means, as to any Indebtedness, the effective interest rate with respect thereto as reasonably determined by the Administrative Agent in consultation with the Borrower, taking into account the interest rate, margin, original issue discount, upfront fees and “LIBOR floors” or “base rate floors”; provided that (i) original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity of such Indebtedness, (ii) customary arrangement, structuring, underwriting, amendment or commitment fees paid solely to the applicable arrangers or agents with respect to such Indebtedness shall be excluded and (iii) for the purpose of Section 2.05(b)(iii), if the “LIBOR floor” or “base rate floor” for any Incremental Term Loan exceeds 100 basis points or 200 basis points, respectively, such excess shall be equated to interest rate margins for the purpose of this definition.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.0% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day; provided, further that the Alternate Base Rate shall at no time be less than 0.00% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its affiliated companies from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act, as amended.

“Applicable Commitment Fee Percentage” means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.14(c)(i) hereof as set forth in the Pricing Schedule.

“Applicable L/C Fee Percentage” means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 3.08(a) hereof as set forth in the Pricing Schedule.

“Applicable Margin” means, as at any date of determination, (i) with respect to Revolving Loans, the rate per annum then applicable to Advances of any Type at such time as set forth in the Pricing Schedule and (ii) (x) with respect to Closing Date Term Loans, (a) 1.50%, in the case of Floating Rate Loans and (b) 2.50%, in the case of Eurodollar Rate Loans and (y) with respect to the 2016 New Term Loans, (a) 1.25%, in the case of Floating Rate Loans and (b) 2.25%, in the case of Eurodollar Rate Loans.

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“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means (x) with respect to the Revolving Facility, the Closing Date Term Loan Commitments and the Closing Date Term Loans, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Citigroup Global Markets Inc., in their respective capacities as the joint lead arrangers and joint bookrunners for the loan transaction evidenced by this Agreement~~.~~  and (y) with respect to the 2016 New Term Loan Commitments and the 2016 New Term Loans, Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A., as the joint lead arrangers and joint bookrunners for the loan transaction evidenced by the 2016 New Term Loan Amendment.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.03), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Auction” is defined in Section 13.03(g).

“Auction Manager” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to Section 13.03(g); provided that the Borrower shall not designate the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Manager); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Manager.

“Auction Procedures” means “Dutch auction” procedures reasonably satisfactory to the Administrative Agent.

“Augmenting Lender” is defined in Section 2.05(b).

“Augmenting Lender Supplement” is defined in Section 2.05(b).

“Authorized Officer” means the Chief Executive Officer, the Chief Financial Officer, Vice Chairman, any President, the Chief Accounting Officer, any Executive Vice President, any Senior Vice President, the Treasurer or the Secretary of the Borrower.

“Available Amount” means, as of any date of determination, an amount not less than zero, determined on a cumulative basis equal to, without duplication:

(a) $30,000,000, plus

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a transaction in which the outstanding Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property.

“Charge” is defined in Section 10.15.

“Citi” means CGMI, Citibank, N.A., Citigroup USA, Inc., Citigroup North America, Inc. and/or any of their affiliates.

“Class” when used in reference to (a) any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Revolving Loans or Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Loan Commitment or Term Loan Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. The Closing Date Term Loans and the 2016 New Term Loans shall be deemed to constitute Term Loans of separate Classes.

“Closing Date Term Lender” means each Term Lender with a Closing Date Term Loan Commitment or a Closing Date Term Loan.

“Closing Date Term Loan” means each Term Loan made on the Funding Date pursuant to the first sentence of Section 2.01(b).

“Closing Date Term Loan Commitment” means the obligation of each Lender to make Closing Date Term Loans on the Funding Date not exceeding the amount set forth on Schedule 2.01 to this Agreement opposite its name thereon under the heading “Term Loan Commitment”.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are granted or purported to be granted pursuant to the Collateral Documents as security for the Secured Obligations.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(i) the Administrative Agent shall have received from the Borrower and each Subsidiary Guarantor either (a) a counterpart of the Collateral Agreement, duly executed and delivered on behalf of such Person, or (b) in the case of any Person that becomes a Subsidiary Guarantor after the Funding Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with such documents and opinions with respect to such Subsidiary Guarantor as may reasonably be requested by the Administrative Agent;

(ii) all Equity Interests directly owned by any Loan Party shall have been pledged pursuant to, and to the extent required by, the Collateral Agreement and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such certificated Equity Interests, together with undated stock powers or other instruments of transfer with successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Base Rate” with respect to such Advance for such Interest Period shall be the rate at which deposits in Dollars in an amount equal to $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that (i) in the case of the Closing Date Term Loans, the Eurodollar Base Rate shall at no time be less than 0.75% per annum ~~and (ii~~, (ii) in the case of the 2016 New Term Loans, the Eurodollar Base Rate shall (x) at no time from the 2016 New Term Loan Amendment Funding Date up to an including the 180th day after the 2016 New Term Loan Amendment Funding Date be less than 0.00% per annum and (y) at no time from and after the 181st day after the 2016 New Term Loan Amendment Funding Date (the “2016 New Term Loan Floor Date”) be less than 0.75% per annum and (iii) in the case of the Revolving Loans, the Eurodollar Base Rate shall at no time be less than 0.00% per annum.

“Eurodollar Rate” means, with respect to any Advance of Eurodollar Rate Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.0%) equal to (a) the Eurodollar Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus (ii) the then Applicable Margin.

“Eurodollar Rate Loan” means a Loan, or portion thereof, which bears interest at the Eurodollar Rate.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) the Consolidated Working Capital Adjustment for such fiscal year (if positive) and minus (b) the sum, without duplication, of (i) the amount of any income taxes payable in cash by the Borrower and its Restricted Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense payable in cash for such fiscal year, (iii) Consolidated Capital Expenditures made in cash during such fiscal year except to the extent financed with the proceeds of Indebtedness, (iv) permanent repayments of Indebtedness (other than repayments (x) of Revolving Loans, Swingline Loans and other revolving Indebtedness except to the extent there is an equivalent permanent reduction of commitments thereunder or (y) from the proceeds of other Indebtedness made in cash by the Borrower or any of its Restricted Subsidiaries during such fiscal year), (v) the Consolidated Working Capital Adjustment for such fiscal year (if negative), (vi) the sum of, in each case, to the extent paid in cash and added back in the calculation of Consolidated EBITDA for such fiscal year, all fees, costs, losses, expenses, charges, proceeds or other amounts identified in clauses (a)(v), (vii), (viii), (ix) and (x) of the definition thereof, (vii) except to the extent funded with the proceeds of Indebtedness, the aggregate amount of Investments made in cash pursuant to clauses (viii) and (xiv) of Section Agent and one or more collateral agents or representatives for the holders of Indebtedness that is secured by a Lien on the Collateral ranking junior to the Liens of the Loan Documents.

“Known Affiliates” of any Person means, as to such Person (the “Specified Person”), known affiliates readily identifiable by name, but excluding any affiliate that is a bona fide debt fund or investment vehicle that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and with respect to which such Specified Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“L/C Documents” is defined in Section 3.04 hereof.

“L/C Draft” means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

“L/C Interest” shall have the meaning ascribed to such term in Section 3.06 hereof.

“L/C Obligations” means, without duplication, an amount equal to the sum of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by an Issuing Bank, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied). The L/C Obligations of any Lender at any time shall be its Pro Rata Share of the total L/C Obligations at such time.

“Lenders” means the lending institutions listed on the signature pages of this Agreement, the 2016 New Term Lenders or any Increasing Lender Supplement or Augmenting Lender Supplement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

“Letter of Credit” means (i) the standby letters of credit to be issued by an Issuing Bank pursuant to Section 3.01 hereof and (ii) the Existing Letters of Credit.

“Letter of Credit Fronting Sublimit” means, for each Issuing Bank, the amount set forth on Schedule 2.01 of this Agreement opposite its name thereon under the heading “Letter of Credit Fronting Sublimit” or in any other agreement or document.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Revolving Loan Commitment.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as

“Requirements of Law” means, as to any Person, any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act, as amended, Foreign Competition Laws, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Availability” means, at any particular time, the amount by which the Aggregate Revolving Loan Commitment at such time exceeds the Revolving Credit Obligations outstanding at such time.

“Revolving Credit Obligations” means, at any particular time, the sum of (i) the outstanding principal amount of the Revolving Loans at such time, plus (ii) the outstanding Swing Line Obligations at such time, plus (iii) the outstanding L/C Obligations at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Loan Commitments at such time.

“Revolving Lender” means at any time, any Lender with an outstanding Revolving Loan or Revolving Loan Commitment at such time.

“Revolving Loan” is defined in Section 2.01 hereof.

“Revolving Loan Commitment” means, for each Revolving Lender, the obligation of such Revolving Lender to make Revolving Loans and to purchase participations in Letters of Credit and to participate in Swing Line Loans not exceeding the amount set forth on Schedule 2.01 to this Agreement opposite its name thereon under the heading “Revolving Loan Commitment” or in the Assignment and Assumption, Increasing Lender Supplement or Augmenting Lender Supplement by which it became a Revolving Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Assumption, Increasing Lender Supplement or Augmenting Lender Supplement.

“Revolving Loan Increase” is defined in Section 2.05(b).

“Revolving Loan Termination Date” means the earlier of (a) the fifth anniversary of the Funding Date and (b) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.05(a) or Section 9.01 hereof.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale-Leaseback Transaction” means an arrangement relating to property owned by the Borrower or any Restricted Subsidiary whereby the Borrower or such Restricted Subsidiary sells or transfers such property to any Person and the Borrower or any Restricted Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50 percent or more, directly or indirectly, or controlled by, one or more any Persons described in (a) above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Obligations” is defined in the Collateral Agreement. “Securities Act” means the United States Securities Act of 1933.

“Securitization Subsidiary” means a Subsidiary of the Borrower: (1) that is designated a “Securitization Subsidiary” by the Board of Directors, (2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto, (3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which: (A) is Guaranteed by the Borrower or any Restricted Subsidiary of the Borrower, (B) is recourse to or obligates the Borrower or any Restricted Subsidiary of the Borrower in any way, or (C) subjects any property or asset of the Borrower or any Restricted Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (4) with respect to which neither the Borrower nor any Restricted Subsidiary of the Borrower (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve such its financial condition or cause it to achieve certain levels of operating results, other than, in respect of clauses (3)

(i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

(ii) it is then able and believes that it will be able to pay its debts as they mature; and

(iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation and guarantees), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

“Specified Indebtedness” means the Senior Notes, any Permitted Debt that is not secured on a pari passu basis with the Secured Obligations and any Refinancing Indebtedness in respect of any of the foregoing.

“Specified Representations” means the representations and warranties set forth in Sections 6.01 (as it relates to the Loan Parties), 6.02, 6.03(b), 6.03(c), 6.11, 6.13(a), 6.15, 6.19, 6.21, 6.22 and 6.24.

“Spin Transaction” means the internal legal reorganization of EHI separating its personal care and household products businesses and the spin-off of the Borrower and EHI’s Subsidiaries in a tax-free distribution to its shareholders as described in the Form 10 originally filed as of February 6, 2015 and amended as of March 25, 2015, May 11, 2015 and May 27, 2015 and in accordance with the separation agreement described therein and in other filings made by EHI with the Commission prior to the Escrow Date, with any changes thereto that are not materially adverse to the lenders (or otherwise consented to by the Administrative Agent).

“SPV” means any special purpose entity established for the purpose of purchasing receivables in connection with a receivables securitization transaction permitted under the terms of this Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means (i) any corporation more than 50.0% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50.0% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantors” means each Subsidiary of the Borrower that is party to the Collateral Agreement as a guarantor (which shall not include any Excluded Subsidiary), until any such Subsidiary is released as a guarantor under the Collateral Agreement in accordance with the Loan Documents.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations.

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit I or any other form approved by the Administrative Agent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Bank” means JPMorgan pursuant to the terms hereof.

“Swing Line Commitment” means the commitment of the Swing Line Bank, in its discretion, to make Swing Line Loans up to a maximum principal amount of $10,000,000 at any one time outstanding.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Bank pursuant to Section 2.02 hereof.

“Swing Line Obligations” means, at any particular time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Obligations of any Lender at any time shall be its Pro Rata Share of the total Swing Line Obligations at such time.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum, without duplication, of (a) the obligations of such person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means the Term Loans of all Term Lenders at such time.

“Term Lender” means at any time, a Lender with an outstanding Term Loan or Term Loan Commitment at such time.

“Term Loan” means ~~an Advance made by any Term Lender under the Term Facility.~~ (a)(i) the Closing Date Term Loans made by the Closing Date Term Lenders and (ii) from and after the 2016 New Term Loan Amendment Funding Date, the 2016 New Term Loans made on the 2016 New Term Loan Amendment Funding Date by the 2016 New Term Lenders and (b) term loans made pursuant to an Incremental Term Loan Amendment (without duplication of the 2016 New Term Loans), as the context requires.

“Term Loan Commitment” means ~~for~~(a)(i) with respect to each Closing Date Term Lender, the ~~obligation~~Closing Date Term Loan Commitment of such Closing Date Term Lender ~~to make Term Loans not exceeding the amount set forth on Schedule 2.01 to this Agreement opposite its name thereon under the heading “Term Loan Commitment” or~~ and (ii) with respect to the 2016 New Term Lenders, the 2016 New Term Loan Commitment of such 2016 New Term Lender or (b) with respect to any Term Lender, the amount specified as such Term Lender’s “Term Loan Commitment” in the Assignment and Assumption or Incremental Term Loan Amendment by which it became a Term Lender, in each case, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Assumption or Incremental Term Loan Amendment.

“Term Loan Maturity Date” means the date that is seven years after the Funding Date, as such date may be extended pursuant to Section 2.20.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA with respect to such plan; (iii) the imposition of an obligation under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any foreign governmental authority of proceedings to terminate or appoint a trustee to administer a Benefit Plan or Foreign Pension Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multiemployer Plan; (vii) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (viii) a determination that any Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or (ix) a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA).

“Total Leverage Ratio” is defined in Section 2.14(d)(ii) hereof.

“Transferee” is defined in Section 13.05 hereof.

“Type” when used in reference to any Loan or Advance, refers to whether the rate of interest on such Loan, or on the Loans comprising such Advance, is determined by reference to the Eurodollar Rate or the Alternate Base Rate.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.05(g)(ii).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests created by the Collateral Documents.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 7.02(o) subsequent to the Funding Date.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining instalment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Yield Differential” is defined in Section 2.05(b)(iii) hereof.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the Escrow Date.

Section 1.02. References. Any references to Subsidiaries of the Borrower shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

ARTICLE 2

AMOUNT AND TERMS OF CREDIT

Section 2.01. The Commitments. (a) Upon the satisfaction of the conditions precedent set forth in Sections 5.01 and 5.02, as applicable, from and including the Funding Date and prior to the Revolving Loan Termination Date, each Revolving Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time, in Dollars, in an amount not to exceed such Revolving Lender’s Pro Rata Share of Revolving Credit Availability at such time (each individually, a “Revolving Loan” and, collectively, the “Revolving Loans”); provided, however, at no time shall the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Revolving Loan Termination Date.

(b) (i) Upon the satisfaction of the conditions precedent set forth in Sections 5.01 and 5.02, each Closing Date Term Lender severally agrees to make a single term loan ~~(each individually, a “Term Loan” and, collectively, the “Term Loans”)~~ to the Borrower on the Funding Date the principal amount of such Closing Date Term Lender’s Closing Date Term Loan Commitment, which Term Loans (i) shall be denominated in Dollars and (ii) shall, at the option of the Borrower and subject to clause (c) below, be incurred and maintained as, and/or converted into, Floating Rate Loans or Eurodollar Rate Loans. ~~Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.~~ Upon the funding of the Closing Date Term Loans on the Funding Date, the Closing Date Term Loan Commitments shall terminate.

(ii) Upon the satisfaction of the conditions precedent set forth in Section 9 of the 2016 New Term Loan Amendment, each 2016 New Term Lender agrees to make a single term loan to the Borrower on the 2016 New Term Loan Amendment Funding Date in the principal amount of such 2016 New Term Lender’s 2016 New Term Loan Commitment, which Term

Loans (iii) shall be denominated in Dollars and (iv) shall, at the option of the Borrower and subject to clause (c) below, be incurred and maintained as, and/or converted into, Floating Rate Loans or Eurodollar Rate Loans. Upon the funding of the 2016 New Term Loans on the 2016 New Term Loan Amendment Funding Date, the 2016 New Term Loan Commitments shall terminate.

Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.

(c) The Loans made on the Funding Date or on or before the third (3rd) Business Day thereafter shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.09 and subject to the other conditions and limitations therein set forth and set forth in this Article 2 and set forth in the definition of Interest Period; provided, however, that if the Borrower delivers a Borrowing/Election Notice, signed by it, together with appropriate documentation in form and substance reasonably satisfactory to the Administrative Agent indemnifying the applicable Lenders for the amounts described in Section 4.04 on or before the third (3rd) Business Day prior to the Funding Date, the Loans made on the Funding Date may be Eurodollar Rate Loans. Revolving Loans made after the Funding Date shall be, at the option of the Borrower, selected in accordance with Section 2.09, either Floating Rate Loans or Eurodollar Rate Loans.

(d) On the Maturity Date, the Borrower shall repay in full the outstanding principal balance of the Loans. Each Advance under this Section 2.01 shall consist of Loans made by each applicable Lender ratably in proportion to such Lender’s respective Pro Rata Share of such Advance.

(e) Borrowing/Election Notice; Making of Loans. The Borrower shall deliver to the Administrative Agent a Borrowing/Election Notice, signed by it, in accordance with the terms of Section 2.07. Promptly after receipt of a Borrowing/Election Notice under Section 2.07 in respect of Loans, the Administrative Agent shall notify each Lender of the applicable Class by facsimile, or other similar form of transmission, of the requested Loan. Each applicable Lender shall make available its Loan in accordance with the terms of Section 2.06. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s office in Chicago, Illinois on the Funding Date or, in the case of Revolving Lenders, applicable Borrowing Date and shall disburse such proceeds in accordance with the Borrower’s disbursement instructions set forth in such Borrowing/Election Notice. The failure of any Lender to deposit the amount described above with the Administrative Agent on the Funding Date or the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Loan on the Funding Date or such Borrowing Date.

Section 2.02. Swing Line Loans. (a) Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Sections 5.01 and 5.02, as applicable, from and including the Funding Date and prior to the Revolving Loan Termination Date, the Swing Line Bank may, in its discretion, on the terms and conditions set forth in this Agreement, make swing line loans to the Borrower from time to time, in Dollars, in an amount not to exceed the Swing Line Commitment (each, individually, a “Swing Line Loan” and collectively, the manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms of this Agreement.

(d) Any Lender may request that its Loans be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note for such Loans payable to the order of such Lender and in a form approved by the Administrative Agent in its reasonable discretion and consistent with the terms of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (prior to any assignment pursuant to Section 13.03) be represented by one or more promissory notes in such form, payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) above.

(e) For the avoidance of doubt, the 2016 New Term Loans made on the 2016 New Term Loan Amendment Funding Date (w) shall constitute a separate tranche of Term Loans for all purposes of this Agreement, (x) shall receive mandatory prepayments pursuant to Section 2.10(a) on a pro rata basis with the Closing Date Term Loans, (y) shall mature and shall become due and payable on the Term Loan Maturity Date and (z) shall be repaid in quarterly installments in accordance with Section 2.21

Section 2.13. Telephonic Notices. The Borrower authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer of the Borrower, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders with respect to such telephonic notice shall govern absent manifest error. In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic Borrowing/Election Notices, such recordings will be made available to the Borrower upon the Borrower’s request therefor.

Section 2.14. Promise to Pay; Interest and Commitment Fees; Interest Payment Dates; Interest and Fee Basis; Loan and Control Accounts. (a) Promise to Pay. The Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

(b) Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the Funding Date and on any date on which such Floating Rate Loan is prepaid, whether by acceleration or otherwise and at maturity. Interest accrued on each Eurodollar Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on five (5) Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Permitted Amendments shall become effective only with respect to the Term Loans of the Term Lenders of the Extension Request Class that accept the applicable Extension Offer (such Term Lenders, the “Extending Term Lenders”) and, in the case of any Extending Term Lender, only with respect to such Lender’s Term Loans of such Extension Request Class as to which such Term Lender’s acceptance has been made.

(b) An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Borrower, each applicable Extending Term Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Term Lender as to the effectiveness of each Extension

Section 2.21. Amortization of Term Loans. (a) The Borrower shall repay the Closing Date Term ~~Loan~~Loans on the first Business Day following the last day of each March, June, September and December, beginning with the first Business Day following September 30, 2015, and ending with the last such day to occur prior to the Term Loan Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Term Loans outstanding on the Funding Date. Following the 2016 New Term Loan Floor Date, the Borrower shall repay the 2016 New Term Loans on the first Business Day following the last day of each March, June, September and December, and ending with the last such day to occur prior to the Term Loan Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Term Loans outstanding on the 2016 New Term Loan Funding Date. The Borrower shall repay Incremental Term Loans in such amounts and on such date or dates as shall be specified therefor in the Incremental Term Loan Amendment (as such amounts may be adjusted pursuant to such Incremental Term Loan Amendment or pursuant to an Increasing Lender Supplement). The Borrower shall repay Extended Term Loans in such amounts and on such date or dates as shall be specified therefore in the Extension Agreement establishing such Extended Term Loans.

(b) Any prepayment of a Term Loan Advance of any Class pursuant to Section 2.04 shall be applied to reduce the subsequent scheduled repayments of the Term Loan Advances of such Class to be made pursuant to this Section 2.21 in direct order against the remaining scheduled installments of principal due in respect of the Term Loans under this Section 2.21; provided that any prepayment of a Term Loan of any Class made pursuant to Section 2.04(a) shall be applied to reduce the subsequent scheduled repayments of Advances of such Class to be made pursuant to this Section 2.21 in the manner specified by the Borrower in the applicable notice of prepayment (or, if no such specification is made therein, in direct order as provided above).

Section 6.22 Use of Proceeds. The proceeds of (a) the Closing Date Term Loans will be used, together with the proceeds of the Senior Notes, to pay the Reorganization Payment and for general corporate purposes, (b) the 2016 New Term Loans will be used to pay a portion of the cash consideration for the 2016 Acquisition, to refinance certain existing debt of the 2016 Acquisition Target and to pay the transaction costs with respect to the foregoing and (c) the Revolving Loans will be used solely (x) to finance or refinance the working capital and capital expenditures needs of the Borrower and its Restricted Subsidiaries, (y) for general corporate purposes (including any actions permitted by Section 7.03) of the Borrower and its Restricted Subsidiaries and (z) to pay transaction fees and expenses. The proceeds of the Incremental Term Loans will be used solely for the purpose or purposes set forth in the applicable Incremental Term Loan Amendment.

Section 6.23. Brokers. No Loan Party utilized the services of any broker or finder in connection with obtaining financing from the Lenders under this Agreement and no brokerage commission or finder’s fee is payable by the Borrower or any of its Restricted Subsidiaries in connection herewith.

Section 6.24. Patriot Act. The Borrower and each of its Subsidiaries is in compliance with the PATRIOT Act in all material respects.

ARTICLE 7

COVENANTS

The Borrower covenants and agrees that from and after the Funding Date so long as any Loans or Commitments are outstanding and thereafter until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied in cash, all financing arrangements among the Borrower and the Lenders shall have been terminated and all of the Letters of Credit shall have expired, been canceled or terminated, unless the Required Lenders shall otherwise give prior written consent:

Section 7.01. Reporting. The Borrower shall:

(a) Financial Reporting. Furnish to the Administrative Agent (with sufficient copies for each of the Lenders, which the Administrative Agent shall promptly deliver to the Lenders); provided that the requirements of this Section 7.01(a) may be satisfied by notice to the Administrative Agent that such documents required to be delivered pursuant to this Section 7.01(a) (to the extent included on Form 10-K or Form 10-Q) have been filed with the Commission:

(i) Quarterly Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each of the Borrower’s first three fiscal quarters, the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such period and the related consolidated statements of income and cash flows of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer or treasurer of the Borrower on behalf of the Borrower as fairly presenting in all material respects the consolidated financial position

Subsidiaries may, if it so desires, be present at and participate in any such discussion). The Borrower shall keep and maintain, and cause each of the Borrower’s Restricted Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Borrower, upon the Administrative Agent’s request, shall turn over copies of any such records to the Administrative Agent or its representatives.

(g) ERISA Compliance. The Borrower shall, and shall cause each of the Borrower’s Restricted Subsidiaries to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA and shall operate all Plans and Non-ERISA Commitments to comply in all material respects with the applicable provisions of the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans and Non-ERISA Commitments, except for any noncompliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(h) Maintenance of Property. The Borrower shall cause all property (tangible and intangible, real or personal) necessary for the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, as applicable, and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, except, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect.

(i) Environmental Compliance. The Borrower and its Restricted Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not subject, and is not reasonably likely to subject, the Borrower or any of its Restricted Subsidiaries to liability, individually or in the aggregate, in excess of $25,000,000.

(j) Use of Proceeds. The Borrower will use the proceeds of the Loans and Letters of Credit only for the purposes set forth in Section 6.22. The Borrower will use the proceeds of the 2016 New Term Loans made on the 2016 New Term Loan Amendment Funding Date for the purposes set forth in Section 6.22.

(k) Additional Subsidiaries. If any additional Subsidiary (other than an Excluded Subsidiary) is formed or acquired, after the Funding Date (or any Excluded Subsidiary ceases to constitute an Excluded Subsidiary), the Borrower will promptly notify the Administrative Agent thereof and will, as promptly as practicable, and in any event within thirty (30) days or, with respect to Mortgaged Property held by such Subsidiary and specifically the items required by subsection (v) of the definition of Collateral and Guarantee Requirement relating thereto, ninety (90) days (or such longer period as the Administrative Agent may agree in writing) after such Subsidiary is formed or acquired (or any Excluded Subsidiary ceases to constitute an Excluded Subsidiary) cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

(l) Further Assurances. The Borrower shall, and shall cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that are required under the Collateral Documents or this Agreement to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times (subject to the last paragraph of the Collateral and Guarantee Requirement definition). The Borrower shall provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(m) Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain continuously in effect a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and a public rating of the Closing Date Term ~~Facility~~Loans by each of S&P and Moody’s, it being understood that there is no obligation to maintain any particular rating at any time.

(n) Pledge of Capital Stock. The Loan Parties shall pledge or cause to be pledged all of the issued and outstanding Capital Stock of each Subsidiary held by a Loan Party to the extent required to meet the Collateral and Guarantee Requirement (other than any Excluded Assets (as defined in the applicable Collateral Documents)) in accordance with, and to the extent required by, the requirements of the Collateral Documents to the Collateral Agent for the benefit of the Credit Parties to secure the Obligations.

(o) Designation of Restricted Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary; provided that (i)immediately before and after such designation, no Default shall have occurred and be continuing (or, in the case of a designation that is necessary or advisable (as determined by the Borrower in good faith) for the consummation of a Limited Condition Acquisition, no Default exists as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into), (ii) immediately after giving effect to such designation, the Borrower shall be in compliance on a pro forma basis with the financial covenants set forth in Section 7.04, and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating compliance with such financial covenants and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Specified Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary after the Funding Date shall constitute (A) an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiaries’ (as applicable) Investments therein and (B) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(p) Information Regarding Collateral.

(i) The Borrower will furnish to the Administrative Agent promptly (and in any event within thirty (30) days thereof) written notice of any change in (A) the legal